SUBSIDIARIES OF WASTE SERVICES, INC.

JURISDICTION OF
NAME	INCORPORATION	OPERATING/TRADE NAMES

6045341 Canada Inc.	Canada	n/a

Cactus Waste Systems, LLC	Arizona	n/a

Capital Environmental Holdings Company	Nova Scotia (Canada)	n/a

Fort Bend Regional Landfill LP	Texas	n/a

Jacksonville Florida Landfill, Inc.	Delaware	n/a

Jones Road Landfill and Recycling Ltd.	Florida	n/a

Liberty Waste, LLC	Florida	n/a

Omni Waste of Osceola County LLC	Ohio	n/a

Pro Disposal, Inc.	Florida	n/a

Ram-Pak Compaction Systems Ltd.	Canada	Waste Check (expires Sept. 13/07)

Ruffino Hills Transfer Station LP	Texas	n/a

Sanford Recycling and Transfer, Inc.	Florida	n/a

Sun Country Materials, LLC	Florida	n/a

Taft Recycling, Inc.	Florida	n/a

Waste Services (CA) Inc.	Ontario (Canada)	A & B Portables (expires Feb.21/11)
	Extra-Provincially Incorporated in:	Capital Environmental Resource (expires Feb.22/11)
	Alberta British Columbia	Frith Regional Waste Systems (expires Feb.22/11)
	Manitoba Quebec	John’s Cartage Waste Management Services (expires
	Saskatchewan	Feb.22/11)
Larue Waste & Recycling (expires Feb.22/11)
Maverick Waste Systems (expires Feb.22/11)
McGill Environmental Services (expires Feb.22/11)
Muskoka Containerized Services (expires Feb.22/11)
Waste Services (expires Feb.22/11)
WSI (expires Feb.22/11)
Turney Disposal (expires July 2011)
Nibourg Waste Management (expires Nov.1/11)

Waste Services Limited Partner, LLC	Delaware	n/a

Waste Services of Alabama, Inc.	Delaware	n/a

JURISDICTION OF
NAME	INCORPORATION	OPERATING/TRADE NAMES

Waste Services of Arizona, Inc.	Delaware	Arizona Waste Services (expires 20/07/09)
Dell Waste Systems (expires 07/11/08)
ABC Disposal (expires 21/05/06) letting expire
Complete Waste Services (expires 02/04/09)

Waste Services of Florida Inc.	Delaware	Florida Recycling Services

WS General Partner, LLC	Texas	n/a

WSI Waste Services of Texas, LP	Texas	n/a